Exhibit 1

Carl C. Icahn Issues Statement in Response to Press Inquiries
Regarding Amended Dell Deal

Over the last six months, a number of large DVMT stockholders contacted us to try to enlist our support in fighting Dell’s unfair and undervalued proposed buyout.  After analyzing the situation, it was obvious to us that Michael Dell and Silver Lake were trying to capture an unprecedented $11 billion in value from DVMT stockholders.  The situation was a “no-brainer” and we decided to get involved.  In fact, with 18.5 million shares, we became Dell’s largest public stockholder.  Largely due to our opposition, today Dell enhanced the deal by reducing the value being diverted from DVMT stockholders from over $11 billion to $8 billion.  Although we believe a far better deal could have been obtained, unfortunately, and as you might imagine, we were not invited to the negotiations by either Dell or Goldman.  In connection with the revised deal, it appears that stockholders representing 17% of the stock have decided to switch over and support Dell.  As a result of this, as well as the support Dell already had, we have determined that a proxy fight would be unwinnable and have decided to withdraw our Delaware litigation and terminate our proxy contest.  We want to thank all DVMT stockholders who supported us and would also like to thank the Delaware courts for acting so promptly.  We believe we have greatly enhanced value for all DVMT stockholders, which includes my favorite DVMT stockholder, Icahn Enterprises (Nasdaq: IEP).

Additional Information and Where to Find it; Participants in the Solicitation

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES (TOGETHER THE “PARTICIPANTS”) FROM THE CLASS V STOCKHOLDERS OF DELL TECHNOLOGIES INC. FOR USE AT A SPECIAL MEETING OF STOCKHOLDERS OF DELL TECHNOLOGIES INC. FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THESE MATERIALS AND OTHER MATERIALS FILED BY THE PARTICIPANTS WITH THE SEC ARE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV, OR UPON REQUEST OF OUR PROXY SOLICITOR, HARKINS KOVLER, LLC, BY TELEPHONE AT +1 (212) 468-5380 OR BY EMAIL AT DVMT@HARKINSKOVLER.COM. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE PROXY STATEMENT. EXCEPT AS OTHERWISE DISCLOSED IN THE PROXY STATEMENT, THE PARTICIPANTS HAVE NO INTEREST IN DELL TECHNOLOGIES INC